Exhibit 99.1

Allegheny Technologies Announces First Quarter 2011 Results

First Quarter 2011 Results

  Sales increased 36% compared to Q1 2010 to $1.23 billion
  Net income attributable to ATI was $56.3 million, or $0.54 per share, including special charges of $5.8 million, or $0.05 per share, for previously announced executive retirements and a discrete tax item
  Net income attributable to ATI was $62.1 million, or $0.59 per share, excluding special charges
  Segment operating profit increased 84% compared to Q1 2010 to $162.4 million, or 13.2% of sales
  Gross cost reductions of $26 million
  Cash on hand was $816.3 million
  Net debt to total capitalization was 26.1%

PITTSBURGH--(BUSINESS WIRE)--April 27, 2011--Allegheny Technologies Incorporated (NYSE: ATI) reported net income for the first quarter 2011 of $56.3 million, or $0.54 per share. Results included a special charge of $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to previously announced executive retirements. In addition, first quarter 2011 results included a discrete tax charge of $2.7 million primarily related to foreign income taxes. Excluding these charges, net income was $62.1 million, or $0.59 per share, on sales of $1.23 billion.

In the first quarter 2010, ATI reported net income of $18.2 million, or $0.18 per share, on sales of $899.4 million. Results for 2010 included a non-recurring tax charge of $5.3 million related to the Patient Protection and Affordable Care Act. Excluding this non-recurring tax charge, net income was $23.5 million, or $0.24 per share.

“We continue to see 2011 marking the resumption of strong secular growth in our key global markets. We are off to a good start,” said L. Patrick Hassey, Chairman and Chief Executive Officer. “In the first quarter 2011, sales increased 36% compared to the same period in 2010 and shipments for most of our products increased significantly.”

  Total titanium shipments, including Uniti joint venture conversion, increased nearly 25% to 11.5 million pounds. Shipments of titanium and titanium alloys increased 11% in our High Performance Metals segment and increased 52% to a record 4.7 million pounds in our Flat-Rolled Products segment.
  In our High Performance Metals segment, shipments of nickel-based alloys and specialty alloys increased 40%, while shipments of our exotic alloys increased 10%.
  In our Flat-Rolled Products segment, shipments of high-value products increased 10% and shipments of standard products increased 9%.

“During the first quarter 2011, our key global markets, namely aerospace and defense, oil and gas/chemical process industry, electrical energy, and medical, represented 70% of ATI sales. Direct international sales were nearly 32% of sales,” Mr. Hassey said.

“We continued to improve our cost structure with over $26 million in gross cost reductions in the first quarter. Our gross cost reduction goal for 2011 is $100 million. Our balance sheet remains strong.

“First quarter 2011 segment operating profit increased nearly 85% to $162 million, or 13.2% of ATI sales. Operating profit improved across all three business segments. Results were impacted by idle facility and start-up costs of $9.8 million associated with our titanium sponge operations, which was $4 million higher than expected. Segment operating profit was also impacted by LIFO charges of $3.9 million, primarily due to higher titanium and tungsten raw material costs. The start-up costs relate mostly to our Rowley, UT premium-titanium sponge facility. The facility is now producing sponge at improved volume and yield, so we expect reduced start-up costs in the second quarter. We expect the Rowley facility to be at a 20 million pound annualized production rate during the second half 2011.

“Our key global markets remain strong. High Performance Metals segment backlog at the end of the first quarter 2011 was over $742 million, and is approaching levels reached in early 2007 and 2008. In addition, several large project wins in the oil and gas/chemical process industry provide a solid backlog for 2011 in our Flat-Rolled Products segment.

“Orders from the aerospace market continue to strengthen. We believe we are at the beginning of a significant aerospace up cycle. Major OEMs are telling their supply chains to get ready for production increases to unprecedented build rates by 2013 for both legacy and next-generation aircraft. With our expanded capacity and capabilities, ATI is ready to meet the expected ramp up of demand from the airframe and jet engine supply chains.

“The oil and gas/chemical process industry market remains strong. At 23% of ATI sales, our sales to this market grew by 51% compared to the same period last year. ATI is seeing a step up in demand and has won supply agreements for major projects including CP titanium for the largest desalination plant ever built, nickel-based alloy plate for the largest sour gas pipeline ever built, and specialty sheet for a large subsea oil pipeline being built in Brazil.

“We are closely watching the impact on the electrical energy market as Japan recovers and rebuilds. We expect global demand for grain-oriented electrical steel may begin to improve as the electrical distribution grid in the affected area is rebuilt. We believe Japan will rely more on natural gas power generation in the short-term, which could positively impact ATI’s sales to the gas turbine market and to the markets for exploration, processing, and transportation of LNG (Liquefied Natural Gas). In addition, while the Fukushima Daiichi power plant incident has put licensing and construction of new nuclear power plants on hold until safety can be evaluated, we expect continued good demand from refueling and maintenance, and we believe the Generation III+ reactor design will receive more consideration. The incident also highlighted the need for countries to reevaluate their policies on spent nuclear fuel storage and processing. Many designs for spent fuel casks and transportation canisters use significant amounts of the specialty metals made by ATI.

“At 6% of first quarter 2011 sales, medical was again our fastest growing market. Sales to the medical market doubled compared to the first quarter 2010. Growth was driven by demand for titanium products used in biomedical applications, and demand for our products used in next-generation MRI devices and for expanded MRI sales into developing countries.

“We expect to see higher base prices for most of our products going forward. In our Flat-Rolled Products segment two base-price increases have been announced for our nickel-based alloy and specialty alloy products and a base-price increase was announced for our standard stainless products. Base prices have also been improving for our High Performance Metals segment titanium alloy and nickel-based alloy and specialty alloys. In addition, base-prices are improving in our Engineered Products segment, particularly for our tungsten products and for our carbon steel alloy forgings.

“We continue to expect 2011 revenue growth of 15% to 20% compared to 2010, and continue to expect segment operating profit to be approximately 15% of sales for the year. Strength in our key markets, improving shipments and improving base prices for most products, and our ongoing focus on cost reduction and operating execution gives us confidence that these goals can be achieved.

“Our outlook does not include any impact from our pending acquisition of Ladish Co., Inc. The meeting of Ladish shareholders to consider the acquisition is scheduled for May 6, 2011. Assuming shareholder approval, the acquisition is expected to close shortly after the meeting. ATI expects to recognize non-recurring transaction costs of approximately $8 million, pretax, during the second quarter 2011. In addition, due to acquisition accounting we presently do not expect significant additional operating profit in the second quarter from sales attributable to Ladish.”

	Three Months Ended
	March 31
	2011	2010
	In Millions
Sales	$1,227.4	$899.4

Net income attributable to ATI before special charges	62.1	23.5

Special charges*	(5.8)	(5.3)

Net income attributable to ATI	$56.3	$18.2

	Per Diluted Share

Net income attributable to ATI before special charges	$0.59	$0.24

Special charges*	(0.05)	(0.06)

Net income attributable to ATI	$0.54	$0.18

* Special charges include the 2011 accelerated recognition of equity-based compensation expense due to previously announced executive retirements and a discrete tax charge of $2.7 million primarily related to foreign income taxes, and the 2010 impact of tax law changes.

First Quarter 2011 Financial Results

  Sales for the first quarter 2011 increased 36.5% to $1.23 billion, compared to the first quarter 2010, primarily as a result of higher shipments across all business segments, higher raw material surcharges and increases in average base selling prices for many products. Compared to the first quarter 2010, sales increased 32% in the High Performance Metals segment, 38% in the Flat-Rolled Products segment and 46% in the Engineered Products segment. Direct international sales were 31.8% of total sales. Compared to the fourth quarter 2010, total sales were 18.3% higher with increases of 14% in the High Performance Metals segment, 21% in the Flat-Rolled Products segment and 16% in the Engineered Products segments. Total titanium shipments, including Uniti conversion, increased to 11.5 million pounds, or 32% compared to the fourth quarter 2010.
  First quarter 2011 segment operating profit increased to $162.4 million, or 13.2% of sales, compared to $88.2 million, or 9.8% of sales, for the comparable 2010 period. While operating profit improved across all three business segments, results for the first quarter 2011 were impacted by idle facility and start-up costs associated with our titanium sponge operations of $9.8 million, or 0.8% of sales, in the High Performance Metals segment. In addition, the first quarter 2011 included a LIFO inventory valuation reserve charge of $3.9 million due primarily to higher titanium and tungsten raw material costs. There was no change in our LIFO inventory valuation reserve in the first quarter 2010.
  Net income attributable to ATI for the first quarter 2011 was $56.3 million, or $0.54 per diluted share, compared to $18.2 million, or $0.18 per diluted share, in the first quarter 2010. Results for 2011 included a charge of $3.1 million, net of tax, related to the accelerated recognition of equity-based compensation expense due to previously announced executive retirements. In addition, first quarter 2011 results included a discrete tax charge of $2.7 million primarily related to foreign income taxes. Excluding these charges, net income was $62.1 million, or $0.59 per share. Results for 2010 included a non-recurring tax charge of $5.3 million, or $0.06 per share, related to the Patient Protection and Affordable Care Act. Excluding this special tax charge, results for the first quarter 2010 were net income of $23.5 million, or $0.24 per share.
  Cash flow used in operations for 2011 was $50 million. An investment of $245.9 million in managed working capital, due to a significant increase in the level of business activity and higher raw material costs, offset increased profitability.
  Cash on hand at the end of the first quarter 2011 was $816.3 million, which includes the proceeds from the January 2011 issuance of $500 million of 5.95% Notes due 2021. During the second quarter 2011, we are anticipating utilizing approximately $395 million of cash on hand to fund the cash portion of the merger consideration for the previously announced acquisition of Ladish and to pay related fees and expenses.
  Gross cost reductions, before the effects of inflation, totaled $26.3 million Company-wide in the first quarter 2011.

High Performance Metals Segment
Market Conditions

  Demand for our titanium and titanium alloys and our nickel-based and specialty alloys improved compared to the fourth quarter 2010 as demand continued to strengthen from aerospace (jet engine and airframe), oil and gas, medical, and electrical energy customers. Shipments of our titanium alloys, and nickel-based alloys and specialty alloys increased 18% and 13%, respectively, compared to the fourth quarter 2010 while shipments of our exotic alloys were essentially flat. Average selling prices increased 3% for titanium and titanium alloys and 5% for nickel-based and specialty alloys primarily due to higher raw material indices and improving base prices. Average selling prices for exotic alloys decreased 4% primarily due to mix.

First quarter 2011 compared to first quarter 2010

  Sales were $399.4 million, 32% higher than the first quarter 2010. Shipments increased 11% for titanium and titanium alloys and 40% for nickel-based and specialty alloys primarily due to higher demand from the commercial aerospace market. Shipments of exotic alloys increased 10% primarily due to improved demand from medical and other superconductivity applications. Average selling prices increased 13% for titanium and titanium alloys and 10% for nickel-based and specialty alloys primarily due to higher raw material indices and improving base prices. Average selling prices for exotic alloys increased 1%.
  Segment operating profit increased to $85.6 million, or 21.4% of sales, compared to $55.0 million, or 18.2% of sales, for the first quarter 2010. The increase in operating profit primarily resulted from higher shipment volumes, improved product pricing, and the benefits of gross cost reductions. First quarter 2011 operating profit was impacted by $9.8 million of idle facility and start-up costs involving the titanium sponge operations. The first quarter 2010 included $9.9 million of idle facility, workforce reduction, and start-up costs. In addition, first quarter 2011 segment operating profit included a LIFO inventory valuation reserve charge of $4.2 million. There was no change in our LIFO inventory valuation reserve in the first quarter 2010.
  Results benefited from $12 million of gross cost reductions in the first quarter 2011.

Flat-Rolled Products Segment
Market Conditions

  Demand improved from the oil and gas/chemical process industry and aerospace markets. Compared to the fourth quarter 2010, demand increased 20% for standard stainless products and 4% for high-value products, which includes titanium, nickel-based alloys, Precision Rolled Strip® products and grain-oriented electrical steel. Direct international sales represented 31% of total segment sales for the first quarter 2011. First quarter Flat-Rolled Products segment titanium shipments, including Uniti joint venture conversion, were a record 4.7 million pounds, a 57% increase compared to the fourth quarter 2010. Average selling prices for all products increased 10% compared to the fourth quarter 2010 primarily due to raw material surcharges. During the first quarter 2011, the Company announced increases in base prices for standard stainless and nickel alloy products. The full impact of these price increases will primarily be realized beginning in the second quarter 2011.

First quarter 2011 compared to first quarter 2010

  Sales increased to $710.6 million, 37.6% higher than the first quarter 2010, primarily due to higher shipments and raw material surcharges, and improved base-selling prices for certain products. Shipments of high-value products increased 10% and standard stainless products (sheet and plate) increased 9%. Average transaction prices for all products, which include surcharges, were 26% higher due to increased raw material surcharges for all products and improved base prices for most high value products.
  Segment operating profit improved to $63.4 million, or 8.9% of sales, compared to $31.4 million, or 6.1% of sales, for the first quarter 2010 due primarily to increased shipments and higher base prices for certain products plus a better matching of surcharges with raw material costs. The first quarter 2011 included a LIFO inventory valuation reserve benefit of $2.5 million. There was no change in our LIFO inventory valuation reserve in the first quarter 2010.
  Results benefited from $10.3 million in gross cost reductions in the first quarter 2011.

Engineered Products Segment
Market Conditions

  Compared to the fourth quarter 2010, demand improved from the oil and gas, cutting tools, transportation, aerospace, electrical energy, and automotive markets.

First quarter 2011 compared to first quarter 2010

  Sales increased to $117.4 million, an increase of 45.8% compared to the first quarter 2010, primarily as a result of the improved demand and higher prices for tungsten-based and carbon alloy steel forging products.
  Segment operating profit was $13.4 million for the first quarter 2011, compared to $1.8 million in the first quarter 2010. The increase in segment operating profit resulted from improved demand and higher prices for tungsten-based and carbon alloy forging products, combined with the benefits from gross cost reductions. Results for the first quarter 2011 included a LIFO inventory valuation reserve charge of $2.2 million. There was no change in our LIFO inventory valuation reserve in the first quarter 2010.
  Results benefited from $4.0 million of gross cost reductions in the first quarter 2011.

Other Expenses

  Corporate expenses for the first quarter 2011 were $25.8 million, compared to $12.3 million in the year-ago period. The increase in corporate expenses was primarily related to accelerated recognition of equity-based compensation expense due to previously announced executive retirements, higher incentive compensation expenses associated with long-term performance plans, costs related to the planned acquisition of Ladish, and corporate-funded research and development costs.
  Interest expense, net of interest income, was $23.0 million, compared to $14.6 million in the first quarter 2010. The increase in interest expense was primarily due to the January 7, 2011 issuance of $500 million of 5.95% Notes due 2021, and lower interest expense capitalized on strategic projects due to project completions.
  Capitalized interest on major strategic capital projects reduced interest expense by $2.6 million for the first quarter 2011 compared to $4.0 million for the comparable 2010 period.
  Other expenses, which include expenses related to closed operations, for the first quarter 2011 were $0.5 million, compared to $5.8 million in the year-ago period. The decrease was primarily related to lower expenses associated with closed operations and foreign exchange gains.

Retirement Benefit Expense

  Retirement benefit expense, which includes pension expense and other postretirement expense, decreased to $19.3 million in the first quarter 2011, compared to $22.5 million in the first quarter 2010. This decrease was primarily due to higher than expected returns on pension plan assets in 2010 and the benefits resulting from our voluntary pension contributions made over the last several years.
  For the first quarter 2011, retirement benefit expense of $13.8 million was included in cost of sales and $5.5 million was included in selling and administrative expenses. For the first quarter 2010, the amount of retirement benefit expense included in cost of sales was $15.8 million, and the amount included in selling and administrative expenses was $6.7 million.

Income Taxes

  The first quarter 2011 provision for income taxes was $35.1 million, or 37.4% of income before tax, compared to the 2010 provision for income taxes of $13.2 million, or 40% of income before tax. The first quarter 2011 included discrete tax charges of $2.7 million primarily related to foreign income taxes. Excluding these items, the effective tax rate was 34.5%. The first quarter 2010 included a non-recurring tax charge of $5.3 million associated with the impact of the Patient Protection and Affordable Care Act. The change in law resulted in a reduction of the value of the Company’s deferred tax asset related to the subsidy. This 2010 first quarter tax charge was partially offset by discrete net tax benefits of $3.7 million associated with adjustment of taxes paid in prior years and other changes.

Cash Flow, Working Capital and Debt

  Cash on hand was $816.3 million at March 31, 2011, an increase of $384 million from year-end 2010. This increase was primarily due to the January 2011 $500 million debt issuance.
  Cash flow used in operations for the 2011 first quarter was $50.3 million. An investment of $245.9 million in managed working capital, primarily due to improving business activity and higher raw material costs, offset increased profitability.
  The $245.9 million growth in managed working capital resulted from a $147.5 million increase in accounts receivable and a $210.6 million increase in inventory, partially offset by a $112.2 million increase in accounts payable.
  At March 31, 2011, managed working capital was 32.1% of annualized sales, compared to 34.4% of annualized sales at year-end 2010. We define managed working capital as accounts receivable plus gross inventories less accounts payable.
  Cash used in investing activities was $41.7 million in the first quarter 2011 and consisted primarily of capital expenditures.
  Cash provided by financing activities was $476.0 million in the first quarter 2011. The first quarter included $495.0 million in net proceeds from the issuance of $500 million of 5.95% Notes due January 2021, and dividend payments of $17.6 million and $2.0 million of net debt retirements.
  Net debt as a percentage of total capitalization was 26.1% at the end of the first quarter 2011 compared to 23.6% at the end of 2010. Total debt to total capital was 42.5% at March 31, 2011, compared to 34.3% at the end of 2010.
  There were no borrowings outstanding under ATI’s $400 million unsecured domestic borrowing facility, although a portion of the letters of credit capacity was utilized.

Pending Acquisition of Ladish

  Closing of the acquisition of Ladish is pending approval by Ladish shareholders at a shareholders meeting scheduled to be held on May 6, 2011. Merger consideration is comprised of $389 million in cash and approximately 7.4 million shares of ATI common stock. With closing of the acquisition, ATI will recognize non-recurring transaction costs of approximately $8 million, pretax.

Allegheny Technologies will conduct a conference call with investors and analysts on April 27, 2011, at 1:00 p.m. ET to discuss the financial results. The conference call will be broadcast live on www.ATImetals.com. To access the broadcast, click on “Conference Call.” Replay of the conference call will be available on the Allegheny Technologies website.

This news release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Certain statements in this news release relate to future events and expectations and, as such, constitute forward-looking statements. Forward-looking statements include those containing such words as “anticipates,” “believes,” “estimates,” “expects,” “would,” “should,” “will,” “will likely result,” “forecast,” “outlook,” “projects,” and similar expressions. Forward-looking statements are based on management’s current expectations and include known and unknown risks, uncertainties and other factors, many of which we are unable to predict or control, that may cause our actual results, performance or achievements to materially differ from those expressed or implied in the forward-looking statements. Important factors that could cause actual results to differ materially from those in the forward-looking statements include: (a) material adverse changes in economic or industry conditions generally, and global supply and demand conditions and prices for our specialty metals; (b) material adverse changes in the markets we serve, including the aerospace and defense, electrical energy, chemical process industry, oil and gas, medical, automotive, construction and mining, and other markets; (c) our inability to achieve the level of cost savings, productivity improvements, synergies, growth or other benefits anticipated by management, including those anticipated from our proposed Ladish acquisition and other strategic investments and the integration of acquired businesses, whether due to significant increases in energy, raw materials or employee benefits costs, the possibility of project cost overruns or unanticipated costs and expenses, or other factors; (d) volatility of prices and availability of supply of the raw materials that are critical to the manufacture of our products; (e) declines in the value of our defined benefit pension plan assets or unfavorable changes in laws or regulations that govern pension plan funding; (f) significant legal proceedings or investigations adverse to us; and (g) other risk factors summarized in our Annual Report on Form 10-K for the year ended December 31, 2010, and in other reports filed with the Securities and Exchange Commission. We assume no duty to update our forward-looking statements.

Building the World’s Best Specialty Metals Company®
Allegheny Technologies Incorporated is one of the largest and most diversified specialty metals producers in the world with revenues of $4.0 billion during 2010. ATI has approximately 9,300 full-time employees world-wide who use innovative technologies to offer global markets a wide range of specialty metals solutions. Our major markets are aerospace and defense, chemical process industry/oil and gas, electrical energy, medical, automotive, food equipment and appliance, machine and cutting tools, and construction and mining. Our products include titanium and titanium alloys, nickel-based alloys and superalloys, grain-oriented electrical steel, stainless and specialty steels, zirconium, hafnium, and niobium, tungsten materials, and forgings and castings. The Allegheny Technologies website is www.ATImetals.com.

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Statements of Income
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31
	2011	2010

Sales	$1,227.4	$899.4
Costs and expenses:
Cost of sales	1,022.0	778.0
Selling and administrative expenses	88.7	74.2
Income before interest, other income
and income taxes	116.7	47.2
Interest expense, net	(23.0)	(14.6)
Other income, net	0.1	0.4
Income before income tax provision	93.8	33.0
Income tax provision	35.1	13.2

Net income	58.7	19.8

Less: Net income attributable to
noncontrolling interests	2.4	1.6

Net income attributable to ATI	$56.3	$18.2

Basic net income attributable to
ATI per common share	$0.58	$0.19

Diluted net income attributable to
ATI per common share	$0.54	$0.18

Weighted average common shares
outstanding -- basic (millions)	97.6	97.4

Weighted average common shares
outstanding -- diluted (millions)	109.0	98.7

Actual common shares outstanding--
end of period (millions)	98.9	98.6

Allegheny Technologies Incorporated and Subsidiaries
Sales and Operating Profit by Business Segment
(Unaudited - Dollars in millions)

	Three Months Ended
	March 31
	2011	2010
Sales:
High Performance Metals	$399.4	$302.3
Flat-Rolled Products	710.6	516.6
Engineered Products	117.4	80.5

Total External Sales	$1,227.4	$899.4

Operating Profit:

High Performance Metals	$85.6	$55.0
% of Sales	21.4%	18.2%

Flat-Rolled Products	63.4	31.4
% of Sales	8.9%	6.1%

Engineered Products	13.4	1.8
% of Sales	11.4%	2.2%

Operating Profit	162.4	88.2
% of Sales	13.2%	9.8%

Corporate expenses	(25.8)	(12.3)

Interest expense, net	(23.0)	(14.6)

Other expense, net of
gains on asset sales	(0.5)	(5.8)

Retirement benefit expense	(19.3)	(22.5)

Income before
income taxes	$93.8	$33.0

Allegheny Technologies Incorporated and Subsidiaries
Consolidated Balance Sheets
(Current period unaudited--Dollars in millions)

	March 31,	December 31,
	2011	2010
ASSETS

Current Assets:
Cash and cash equivalents	$816.3	$432.3
Accounts receivable, net of allowances for
doubtful accounts of $5.6 at both
March 31, 2011 and December 31, 2010	694.0	545.4
Inventories, net	1,231.9	1,024.5
Deferred income taxes	2.2	-
Prepaid expenses and
other current assets	42.7	112.9
Total Current Assets	2,787.1	2,115.1

Property, plant and equipment, net	1,999.2	1,989.3
Cost in excess of net assets acquired	209.1	206.8
Other assets	197.1	182.4

Total Assets	$5,192.5	$4,493.6

LIABILITIES AND EQUITY

Current Liabilities:
Accounts payable	$505.2	$394.1
Accrued liabilities	270.8	249.9
Deferred income taxes	-	5.6
Short term debt and current
portion of long-term debt	139.4	141.4
Total Current Liabilities	915.4	791.0

Long-term debt	1,422.5	921.9
Accrued postretirement benefits	417.6	423.8
Pension liabilities	58.4	58.3
Deferred income taxes	75.0	68.6
Other long-term liabilities	100.5	100.6
Total Liabilities	2,989.4	2,364.2

Total ATI stockholders' equity	2,110.5	2,040.8
Noncontrolling interests	92.6	88.6
Total Equity	2,203.1	2,129.4

Total Liabilities and Equity	$5,192.5	$4,493.6

Allegheny Technologies Incorporated and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited - Dollars in millions)
	Three Months Ended
	March 31
	2011	2010
Operating Activities:

Net income	$58.7	$19.8

Depreciation and amortization	37.4	34.6
Change in managed working capital	(245.9)	(130.2)
Change in retirement benefits	3.8	5.6
Accrued liabilities and other	95.7	(1.8)
Cash used in operating activities	(50.3)	(72.0)
Investing Activities:
Purchases of property, plant and equipment	(42.2)	(51.2)
Asset disposals and other	0.5	0.6
Cash used in investing activities	(41.7)	(50.6)
Financing Activities:
Borrowings on long-term debt	500.0	-
Payments on long-term debt and capital leases	(5.2)	(5.2)
Net borrowings (repayments) under credit facilities	3.2	(1.0)
Debt issuance costs	(5.0)	-
Dividends paid	(17.6)	(17.7)
Exercises of stock options	0.4	0.8
Taxes on share-based compensation	0.2	0.4
Cash provide by (used in) financing activities	476.0	(22.7)
Increase (decrease) in cash and cash equivalents	384.0	(145.3)
Cash and cash equivalents at beginning of period	432.3	708.8
Cash and cash equivalents at end of period	$816.3	$563.5

Allegheny Technologies Incorporated and Subsidiaries
Selected Financial Data
(Unaudited)

	Three Months Ended
	March 31
	2011	2010
Volume:
High Performance Metals (000's lbs.)
Titanium mill products	6,753	6,098
Nickel-based and specialty alloys	11,824	8,444
Exotic alloys	1,079	981

Flat-Rolled Products (000's lbs.)
High value	122,027	110,495
Standard	170,328	156,851
Flat-Rolled Products total	292,355	267,346

Average Prices:
High Performance Metals (per lb.)
Titanium mill products	$21.25	$18.82
Nickel-based and specialty alloys	$14.86	$13.53
Exotic alloys	$61.18	$60.81

Flat-Rolled Products (per lb.)
High value	$3.19	$2.59
Standard	$1.87	$1.44
Flat-Rolled Products combined average	$2.42	$1.92

Allegheny Technologies Incorporated and Subsidiaries
Computation of Basic and Diluted Earnings Per Share
(Unaudited, dollars in millions, except per share amounts)

	Three Months Ended
	March 31
	2011	2010
Numerator for Basic net income per common share -
Net income attributable to ATI	$56.3	$18.2
Effect of dilutive securities:
4.25% Convertible Notes due 2014	2.5	-
Numerator for Dilutive net income per common share -
Net income attributable to ATI after assumed
conversions	$58.8	$18.2

Denominator for Basic net income per common share -
Weighted average shares outstanding	97.6	97.4
Effect of dilutive securities:
Share-based compensation	1.8	1.3
4.25% Convertible Notes due 2014	9.6	-
Denominator for Diluted net income per common share -
Adjusted weighted average assuming conversions	109.0	98.7

Basic net income attributable to ATI per common share	$0.58	$0.19

Diluted net income attributable to ATI per common share	$0.54	$0.18

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Managed Working Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2011	2010

Accounts receivable	$694.0	$545.4
Inventory	1,231.9	1,024.5
Accounts payable	(505.2)	(394.1)
Subtotal	1,420.7	1,175.8

Allowance for doubtful accounts	5.6	5.6
LIFO reserve	166.9	163.0
Corporate and other	32.4	35.3
Managed working capital	$1,625.6	$1,379.7

Annualized prior 2 months
sales	$5,070.0	$4,007.7

Managed working capital as a
% of annualized sales	32.1%	34.4%

March 31, 2011 change in managed
working capital	$245.9

As part of managing the liquidity in our business, we focus on controlling managed working capital, which is defined as gross accounts receivable and gross inventories, less accounts payable. In measuring performance in controlling this managed working capital, we exclude the effects of LIFO inventory valuation reserves, excess and obsolete inventory reserves, and reserves for uncollectible accounts receivable which, due to their nature, are managed separately.

Allegheny Technologies Incorporated and Subsidiaries
Other Financial Information
Debt to Capital
(Unaudited - Dollars in millions)

	March 31,	December 31,
	2011	2010

Total debt	$1,561.9	$1,063.3
Less: Cash	(816.3)	(432.3)
Net debt	$745.6	$631.0

Net debt	$745.6	$631.0
Total ATI stockholders' equity	2,110.5	2,040.8
Net ATI capital	$2,856.1	$2,671.8

Net debt to ATI capital	26.1%	23.6%

Total debt	$1,561.9	$1,063.3
Total ATI stockholders' equity	2,110.5	2,040.8
Total ATI capital	$3,672.4	$3,104.1

Total debt to total ATI capital	42.5%	34.3%

In managing the overall capital structure of the Company, some of the measures that we focus on are net debt to net capitalization, which is the percentage of debt, net of cash that may be available to reduce borrowings, to the total invested and borrowed capital of ATI (excluding noncontrolling interest), and total debt to total ATI capitalization, which excludes cash balances.

CONTACT:
Allegheny Technologies Incorporated
Dan L. Greenfield, 412-394-3004